Exhibit 12.2

AJ Robbins CPA, LLC Certified Public Accountants

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

I hereby consent to the inclusion of my Auditors’ Report, dated May 9, 2018, on the financial statements of StreamNet, Inc. as of December 31, 2016 and 2017 and for the period from July 1, 2016 (inception) to December 31, 2016 and for the year ended December 31, 2017 in the Form 1-A POS Registration Statement. I also consent to application of such report to the financial information in the Registration Statement, when such financial information is read in conjunction with the financial statements referred to in our report.

Denver, Colorado

March 15, 2019

aj@ajrobbins.com

400 South Colorado Blvd, Suite 870, Denver, Colorado 80246

(B)303-537-5898 (M)720-339-5566 (F)303-586-6261